EXHIBIT 99.1

United-Guardian Reports 2025 Financial Results

HAUPPAUGE, N.Y., March 27, 2026 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG) reported that net sales and net income for FY 2025 decreased compared to FY 2024. Net sales for the year decreased by 13% from $12,181,971 in 2024 to $10,545,468 in 2025, generating net income of $3,250,875 ($0.71 per share) in 2024 compared to $2,105,738 ($0.46 per share) in 2025.

Donna Vigilante, President of United-Guardian, stated, “Our financial performance in 2025 was primarily impacted by the decrease in sales of our cosmetic ingredients. One of the issues we faced was excess inventory held by our largest cosmetic ingredient distributor, Ashland Specialty Ingredients (“ASI”). The inventory overstock led to reduced order quantities from ASI throughout the year. The situation was further impacted by decreased global demand for our products, particularly in China, where heightened competition from local Asian producers, and the impact of global tariffs, negatively impacted sales. In response to these challenges, we have been collaborating closely with our distributor in China to regain lost market share, offering competitive pricing where feasible, differentiating our products from the competition, and exploring new markets where cost pressures are less pronounced.”

“On a positive note, sales of pharmaceuticals and medical lubricants increased in 2025 compared to 2024, by 15% and by 4%, respectively. The increase in medical lubricants was driven by greater demand from two of our large contract manufacturer customers in China. The increase in pharmaceutical sales resulted from an increase in sales to all three of our national drug wholesalers, combined with a decrease in Medicare rebates. In 2025 we initiated a new marketing strategy to expand the domestic sales of Renacidin® by increasing awareness of Renacidin and seeking its inclusion on additional drug formularies. I am happy to report that we recently received approval from two major pharmacy benefit managers. We believe that having Renacidin available on additional drug formularies will enhance patient access and will support the product’s long-term commercial growth. We are optimistic that this initiative, along with the new marketing and distribution agreements we entered into in 2025 for our cosmetic ingredients, will result in increased sales in the coming years.”

United-Guardian is a manufacturer of cosmetic ingredients, sexual wellness ingredients, pharmaceuticals, and medical lubricants.

Contact:	Donna Vigilante
(631) 273-0900
dvigilante@u-g.com

NOTE: This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.

FINANCIAL RESULTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024 STATEMENTS OF INCOME
	Years ended December 31,
	2025	2024

Net sales	$10,545,468	$12,181,971

Costs and expenses:
Cost of sales	5,404,328	5,721,584
Operating expenses	2,434,148	2,356,819
Research and development	463,644	456,779
Total costs and expenses	8,302,120	8,535,182
Income from operations	2,243,348	3,646,789
Other income:
Investment income	365,308	434,679
Net gain on marketable securities	34,359	26,989
Total other income	399,667	461,668

Income before provision for income taxes	2,643,015	4,108,457

Provision for income taxes	537,277	857,582
Net income	$2,105,738	$3,250,875

Earnings per common share (basic and diluted)	$0.46	$0.71

Weighted average shares (basic and diluted)	4,594,319	4,594,319

BALANCE SHEET DATA (condensed)
	December 31,
	2025	2024

Current assets:	$12,201,397	$12,665,551
Deferred tax asset, net	---	175,397
Property, plant, and equipment, net	907,182	956,387
Total assets	13,108,579	13,797,335

Current liabilities:	1,669,321	1,914,469
Deferred tax liability, net	207,246	---
Total liabilities	1,876,567	1,914,469

Stockholders’ equity	11,232,012	11,882,866
Total liabilities and stockholders’ equity	$13,108,579	$13,797,335